Exhibit 4.3

CERTIFICATE OF DESIGNATION
OF
4.875% CUMULATIVE CONVERTIBLE PERPETUAL PREFERENCE SHARES
OF
BUNGE LIMITED

Set out below are the voting powers, designation, relative, participating, optional and other rights, preferences and qualifications, limitations and restrictions of the series of preference shares of Bunge Limited (the “Company”), designated as the 4.875% Cumulative Convertible Perpetual Preference Shares (the “Convertible Preference Shares”) approved by a resolution of the Finance and Risk Policy Committee of the Board of Directors as authorized by a resolution of the Board of Directors on November 13, 2006:

1.     Designation and Amount; Ranking. (a) There shall be created from the 10,000,000 preference shares, par value US$0.01 each, of the Company authorized to be issued pursuant to the memorandum of association and bye-laws of the Company, a series of Convertible Preference Shares, and the number of shares of such series shall be 6,900,000. Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of Convertible Preference Shares to a number less than that of the Convertible Preference Shares then issued and outstanding plus the number of such shares issuable upon exercise of options or rights then outstanding.

(b)   The Convertible Preference Shares will, with respect to both dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, rank (i) senior to all Junior Shares; (ii) on a parity with all other Parity Shares; and (iii) junior to all Senior Shares.

2.     Definitions. As used herein, the following terms shall have the following meanings: (a) “Accrued Dividends” shall mean, with respect to any Convertible Preference Share, as of any date, the accrued and unpaid dividends on such share from and including the most recent Dividend Payment Date (or the Issue Date, if such date is prior to the first Dividend Payment Date) to but not including such date.

(b)   “Accumulated Dividends” shall mean, with respect to any Convertible Preference Share, as of any date, the aggregate accumulated and unpaid dividends on such share from the Issue Date until the most recent Dividend Payment Date on or prior to such date. There shall be no Accumulated Dividends with respect to any Convertible Preference Shares prior to the first Dividend Payment Date.

(c)   “Affiliate” shall have the meaning ascribed to it, on the date hereof, under Rule 405 of the Securities Act.

(d)   “Board of Directors” shall mean the board of directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee or person duly authorized to take such action.

(e)   “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

(f)    “Bye-Laws” shall mean the bye-laws of the Company, as amended or amended and restated from time to time.

(g)   “Closing Sale Price” means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal U.S. securities exchange on which Common Shares are traded or, if Common Shares are not listed on a U.S. national or regional securities exchange on the principal other U.S. market on which Common Shares are then traded. In the absence of such a market, the Closing Sale Price will be an amount determined in good faith by the Board of Directors to be the fair value of one of the Common Shares.

(h)   “Common Share Cap” means 2% of the number of Common Shares of the Company issued and outstanding immediately prior to the time Common Shares of the Company are issued to pay Accumulated Dividends.

(i)    “Common Shares” shall mean the common shares, par value US$0.01 each, of the Company, or any other class of shares resulting from successive changes or reclassifications of such common shares consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, or merger, amalgamation, consolidation or similar transaction in which the Company is a constituent company or corporation.

(j)    “Conversion Price” shall mean US $92.20, subject to adjustment as set forth in Section 7(c).

(k)   “Conversion Rate” shall mean the rate at which one Convertible Preference Share may be converted.

(l)    “Deferral Period” means the period commencing on any Dividend Payment Date on which the Company fails to declare and pay Accumulated Dividends (and there are no Passed Dividends outstanding) and ending on the date on which all Passed Dividends have been settled by issuing and delivering sufficient Common Shares to holders of the Convertible Preference Shares.

(m)  “Dividend Payment Date” shall mean March 1, June 1, September 1 and December 1 of each year, commencing March 1, 2007.

(n)   “Dividend Record Date” shall mean February 15, May 15, August 15 and November 15 of each year.

(o)   “DTC” or “Depository” shall mean The Depository Trust Company.

(p)   “Effective Date” shall mean the date on which any Fundamental Change occurs.

(q)   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(r)    “Fundamental Change” shall mean any of the following events: (i) the consolidation or amalgamation with, or merger with or into, another Person or the sale, assignment, conveyance, transfer, lease or other disposition, in one or a series of related transactions, of all or substantially all of the Company’s assets (determined on a consolidated basis), or the consolidation or amalgamation by any person with, or merger with or into, the Company, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, the Voting Shares of the Company immediately prior to such transaction beneficially own, directly or indirectly, Voting Shares representing a majority of the total voting power of all issued and outstanding classes of Voting Shares of the continuing, surviving or transferee person in substantially the same proportion among themselves as such ownership immediately prior to such transaction (ii) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company’s assets (determined on a consolidated basis) to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than pursuant to a transaction in which persons that ‘‘beneficially owned’’ (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, our voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of such person or group; (iii) the adoption of a plan the consummation of which would result in the liquidation or dissolution of the Company; (iv) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the Voting Shares of the Company; (v) during any period of two consecutive years, individuals who at the beginning of such period comprised the Board of Directors (together with any new directors whose appointment by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66% of the directors of the Company then still in office who were either directors at the beginning of such period or whose appointment or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or (vi) the Common Shares of the Company cease to be listed on a national securities exchange or an over-the-counter market in the United States; provided, however, that a Fundamental Change will not be deemed to have occurred in the case of a merger, consolidation or amalgamation, if (i) at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger, consolidation or amalgamation consists of common shares of a company incorporated or organized under the laws of Bermuda, the United States or any political or subdivision thereof, any full member state of the European Union, Canada or any political or subdivision thereof, Australia or Switzerland, traded on a national securities exchange or on an over-the-counter market in the United States (or which will be so traded or quoted when issued or exchanged in connection with such transaction) and (ii) as a result of such transaction or transactions the Convertible Preference Shares become convertible solely into such common shares.

(s)   “Fundamental Change Notice Date” shall mean a day that is within ten Trading Days after the Effective Date.

(t)    “Holder” or “holder” shall mean a holder of record of the Convertible Preference Shares.

(u)   “Issue Date” shall mean November 20, 2006, the original date of issuance of the Convertible Preference Shares.

(v)   “Junior Shares” shall mean all Common Shares of the Company, the Company’s Series A Preference Shares, and each other class of shares or series of preference shares established by the Board of Directors after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Convertible Preference Shares as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(w)  “Liquidation Preference” shall mean, with respect to each Convertible Preference Share, US$100.00 plus, upon voluntary or involuntary liquidation, winding-up or dissolution, an amount equal to

Accumulated Dividends at such time up to an additional US$25.00 per Convertible Preference Share.

(x)    “Market Disruption Event” shall mean the occurrence or continuation of any of the following events or circumstances: (i) the Company is required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue its Common Shares and such consent or approval has not yet been obtained, even though the Company has used commercially reasonable efforts to obtain the required consent or approval; (ii) trading in securities generally on the principal exchange on which the Company’s Common Shares are listed and traded shall have been suspended or materially disrupted or minimum prices shall have been established on any such exchange or market by the SEC, by the relevant exchange or any other regulatory body or governmental authority having jurisdiction; (iii) the Company reasonably believes that the issuance of its Common Shares would not be in compliance with a rule or regulation of the SEC and the Company is unable to comply with such rule or regulation or such compliance is impracticable, provided that no single suspension contemplated by this subsection (iii) may exceed 90 consecutive days and multiple suspension periods contemplated by this subsection (iii) may not exceed an aggregate of 180 days in any 360-day period; (iv) there is a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States, such as to make it, in the judgment of the Company, impracticable to proceed with the issuance of its common shares; (v) a material disruption shall have occurred in commercial banking or securities settlement or clearing services in the United States; or (vi) a banking moratorium shall have been declared by federal or New York State authorities of the United States.

(y)   “Market Value” shall mean the average Closing Sale Price of the Common Shares of the Company for a five consecutive Trading Day period on the NYSE (or such other national securities exchange or automated quotation system on which the Common Shares of the Company are then listed or authorized for quotation or, if the Common Shares of the Company are not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Common Shares) ending on the Trading Day immediately preceding the date of determination.

(z)    “NYSE” shall mean the New York Stock Exchange, Inc.

(aa) “Officer” shall mean the Chairman, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Secretary or any Assistant Secretary of the Company.

(bb) “Officers’ Certificate” shall mean a certificate signed by two Officers.

(cc) “Opinion of Counsel” shall mean a written opinion from legal counsel who is acceptable to the Transfer Agent. The counsel may be an employee of or counsel to the Company or the Transfer Agent.

(dd) “Parity Shares” shall mean any class of shares or series of preference shares established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on parity with the Convertible Preference Shares as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(ee) “Passed Dividend” means any Accrued Dividend due and not paid on a Dividend Payment Date.

(ff)   “Person” shall mean any individual, company, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(gg) “SEC” or “Commission” shall mean the United States Securities and Exchange Commission.

(hh) “Securities Act” shall mean the United States Securities Act of 1933, as amended.

(ii)   “Senior Shares” shall mean any class of shares or series of preference shares established after the Issue Date by the Board of Directors and/or members of the Company, the terms of which expressly provide that such class or series will rank senior to the Convertible Preference Shares as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(jj)   “Share Price” shall mean the Closing Share Price on the Effective Date.

(kk) “Total Common Share Cap Amount” means the limit on the aggregate number of Common Shares of the Company that are issued and delivered to holders of the Convertible Preference Shares to settle any

Passed Dividends.  The Total Common Share Cap Amount shall initially mean 18,000,000 Common Shares of the Company, adjusted as of any date on which the Conversion Price is adjusted in the same manner as the Conversion Price is adjusted, as described in Section 7(c).

(ll)   “Trading Day” shall mean a day during which trading in securities generally occurs on the NYSE or, if the Company’s Common Shares are not listed on the NYSE, on the principal other U.S. national or regional securities exchange on which the Company’s Common Shares are then listed or, if the Company’s Common Shares are not listed on a U.S. national or regional securities exchange, on the principal other U.S. market on which the Company’s Common Shares are then traded.

(mm) “Transfer Agent” shall mean Mellon Investor Services LLC, the Company’s duly appointed transfer agent, branch, registrar and conversion and dividend disbursing agent for the Convertible Preference Shares. The Company may, in its sole discretion, remove the Transfer Agent with ten days’ prior notice to the Transfer Agent; provided that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

(nn) “Underwriting Agreement” shall mean that certain Underwriting Agreement with respect to the Convertible Preference Shares, dated November 14, 2006, between the Company and Credit Suisse Securities (USA) LLC.

(oo) “Voting Rights Triggering Event” shall mean that dividends on the Convertible Preference Shares are in arrears and unpaid for six or more quarterly periods (whether or not consecutive).

(pp) “Voting Shares” shall mean, with respect to any Person, securities of any class or classes of Capital Shares in such Person entitling the holders thereof (whether at all times or only so long as no senior class of shares has voting power by reason of contingency) to vote in the election of members of the Board of Directors or other governing body of such Person. For purposes of this definition, “Capital Shares” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate shares or stock or partnership interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common shares and preference shares of such Person.

3.     Dividends.

(a)   Subject to applicable law, the holders of the issued and outstanding Convertible Preference Shares shall be entitled, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, to receive cumulative dividends in the form of cash, Common Shares, or a combination of cash and Common Shares at the rate per annum of 4.875% per share on the Liquidation Preference (equivalent to US$4.875 per annum per share), payable quarterly in arrears (the “Dividend Rate”). Dividends payable for each full dividend period will be computed by dividing the Dividend Rate by four and shall be payable in arrears on each Dividend Payment Date (commencing March 1, 2007) for the quarterly period ending immediately prior to such Dividend Payment Date, to the holders of record of Convertible Preference Shares at the close of business on the Dividend Record Date applicable to such Dividend Payment Date. Such dividends shall be cumulative from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date (whether or not in any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends) and shall accrue on a day-to-day basis, whether or not earned or declared, from and after the Issue Date. Dividends payable for any partial dividend period, including the initial partial dividend period ending immediately prior to March 1, 2007, shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months. Accumulations of dividends on Convertible Preference Shares shall not bear interest.

(b)   Passed Dividends may be paid only in Common Shares, subject to a cash adjustment for fractional Common Shares as provided in Section 7(f). While any Passed Dividends are outstanding, the Company may continue to pay any current dividend, subject to the Company’s obligation to pay all Passed Dividends in Common Shares.

(c)   Until the fifth anniversary of the commencement of a Deferral Period, the Company may limit the aggregate number of Common Shares issued and delivered to holders of the Convertible Preference Shares to settle any Passed Dividends since the commencement of the relevant Deferral Period to the Common Share Cap. Unless a Market Disruption Event is in effect, if a Deferral Period continues beyond the fifth anniversary of the commencement thereof, or if the Company pays Accumulated Dividends earlier than the fifth anniversary of the commencement of such Deferral Period, the Company shall thereafter be immediately obligated to issue and deliver Common Shares to holders of the Convertible Preference Shares until all Passed Dividends are settled in full, subject to the Common Share Cap and the Total Common Share Cap Amount.

(d)   No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any issued and outstanding Convertible Preference Share with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and cash and/or such number of Common Shares, if any, sufficient for the payment thereof, have been set apart and/or reserved for the payment of such dividend, upon all issued and outstanding Convertible Preference Shares.

(e)   No dividends or other distributions (other than a dividend or distribution payable solely in Parity Shares or Junior Shares (in the case of Parity Shares) or Junior Shares (in the case of Junior Shares) and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Shares or Junior Shares, nor may any Parity Shares or Junior Shares be redeemed, repurchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Shares or Junior Shares) by or on behalf of the Company (except by conversion into or exchange for Parity Shares or Junior Shares (in the case of Parity Shares) or Junior Shares (in the case of Junior Shares)), unless Accumulated Dividends shall have been or contemporaneously are, declared and paid, or are declared and a sum in cash or Common Shares sufficient for the payment thereof is set apart or reserved for such payment on the Convertible Preference Shares and any Parity Shares for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Convertible Preference Shares and any Parity Shares, dividends may be declared and paid on the Convertible Preference Shares and such Parity Shares so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Convertible Preference Shares and such Parity Shares will, in all cases, bear to each other the same ratio that accumulated and unpaid dividends per share on the Convertible Preference Shares and such Parity Shares bear to each other.

(f)    Holders of Convertible Preference Shares shall not be entitled to any dividends on the Convertible Preference Shares, whether payable in cash, property or Common Shares, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Convertible Preference Shares that may be in arrears.

(g)   The holders of Convertible Preference Shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payment on those Convertible Preference Shares on the corresponding Dividend Payment Date notwithstanding the subsequent conversion thereof or the Company’s default in payment of the dividend due on such Dividend Payment Date. However, Convertible Preference Shares surrendered for conversion during the period between the close of business on any Dividend Record Date and the close of business on the Business Day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on the Convertible Preference Shares on that Dividend Payment Date. A holder of Convertible Preference Shares on a Dividend Record Date who (or whose transferee) tenders any Convertible Preference Shares for conversion on the corresponding Dividend Payment Date will receive the dividend payable by the Company on the Convertible Preference Shares on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of Convertible Preference Shares for conversion. Except as provided above with respect to a voluntary conversion pursuant to Section 7, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted Convertible Preference Shares or for dividends on the Common Shares issued upon conversion.

4.     Fundamental Change.

(a)   Upon the occurrence of a Fundamental Change, each holder of Convertible Preference Shares shall, in the event that the Market Value for the period ending on the Effective Date is less than US$65.86, and subject to the Company being able to complete such transactions in compliance with applicable law, have a one-time option (the “Fundamental Change Option”) to convert all of such holder’s outstanding Convertible Preference Shares into fully paid and non-assessable Common Shares at an adjusted Conversion Price equal to the greater of (i) the Market Value for the period ending on the Effective Date and (ii) one-third of US$65.86. The Fundamental Change Option must be exercised, if at all, during the period of not less than 30 days nor more than 60 days after the Fundamental Change Notice Date. The US$65.86 and one-third of US$65.86 prices referred to in this subparagraph (a) shall be adjusted as of any date on which the Conversion Price is adjusted. Such adjusted prices shall equal the respective prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which shall be the Conversion Price as so adjusted and the denominator of which shall be the Conversion Price immediately prior to the adjustment to the Conversion Price.

(b)   In the event of a Fundamental Change, notice of such Fundamental Change shall be given by the Company to all holders of the Convertible Preference Shares by the Fundamental Change Notice Date,

by first-class mail to each record holder of Convertible Preference Shares, at such holder’s address as the same appears on the register of members of the Company. Each such notice shall state (i) that a Fundamental Change has occurred; (ii) the last day on which the Fundamental Change Option may be exercised (the “Expiration Date”) pursuant to the terms hereof; (iii) the name and address of the Transfer Agent; and (iv) the procedures that holders must follow to exercise the Fundamental Change Option.

(c)   On or before the Expiration Date, each holder of Convertible Preference Shares wishing to exercise the Fundamental Change Option shall surrender the certificate or certificates representing the Convertible Preference Shares to be converted, in the manner and at the place designated in the notice described in Section 4(b), and on such date or as soon as reasonably practicable thereafter the cash or Common Shares due to such holder shall be issued and delivered to the Person whose name appears on such certificate or certificates as the owner thereof, and the Convertible Preference Shares represented by each surrendered certificate shall have the status of authorized but unissued preference shares. Upon surrender (in accordance with the notice described in Section 4(b)) of the certificate or certificates representing any Convertible Preference Shares to be so converted (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such Convertible Preference Shares shall be converted by the Company at the adjusted Conversion Price, if applicable, as described in Section 4(a).

(d)   The rights of holders of Convertible Preference Shares pursuant to this Section 4 are in addition to, and not in lieu of, the rights of holders of Convertible Preference Shares provided for in Section 7 hereof.

(e)   Adjustment of Conversion Rate Upon a Fundamental Change.  If a holder exercises its right pursuant to Section 4(a) hereof to exercise its Fundamental Change Option, then in the circumstances set forth in subparagraph (f) below, such holder will be entitled to receive, in addition to a number of Common Shares equal to the applicable Conversion Rate, an additional number of Common Shares (the “Additional Shares”) upon conversion as set forth in subparagraph (f) below.

(f)    Determination of Additional Shares.  The number of Additional Shares shall be determined for the Convertible Preference Shares by reference to the table below, based on the Effective Date and the Share Price.

(i)    The following table sets forth the Share Price, Effective Date and the increase in the Conversion Rate, expressed as a number of additional Common Shares to be received for each Convertible Preference Share, upon a conversion in connection with a Fundamental Change:

Additional Common Shares

	Effective Date December 1,
Share Price(1)	November 14, 2006	December 1, 2007	December 1, 2008	December 1, 2009	December 1, 2010	December 1, 2011	Thereafter
$65.86	0.4338	0.4338	0.4338	0.4338	0.4338	0.4338	0.4338
$70.00	0.3810	0.3744	0.3709	0.3723	0.3734	0.3732	0.3732
$75.00	0.3277	0.3185	0.3127	0.3126	0.3133	0.3133	0.3133
$80.00	0.2841	0.2722	0.2637	0.2613	0.2611	0.2611	0.2611
$85.00	0.2486	0.2344	0.2229	0.2174	0.2155	0.2154	0.2154
$90.00	0.2198	0.2036	0.1895	0.1803	0.1755	0.1751	0.1751
$95.00	0.1964	0.1789	0.1624	0.1472	0.1363	0.1341	0.1341
$100.00	0.1776	0.1592	0.1412	0.1232	0.1074	0.1021	0.1021
$105.00	0.1620	0.1435	0.1246	0.1046	0.0846	0.0739	0.0739
$110.00	0.1491	0.1308	0.1118	0.0907	0.0677	0.0492	0.0492
$115.00	0.1383	0.1205	0.1017	0.0805	0.0562	0.0299	0.0299
$120.00	0.1290	0.1120	0.0939	0.0731	0.0488	0.0233	0.0233
$125.00	0.1210	0.1049	0.0876	0.0677	0.0444	0.0000	0.0000
$150.00	0.0922	0.0807	0.0680	0.0535	0.0370	0.0000	0.0000
$175.00	0.0732	0.0653	0.0563	0.0458	0.0337	0.0000	0.0000
$200.00	0.0592	0.0539	0.0477	0.0402	0.0312	0.0000	0.0000

(1)             The Share Price set forth in the table will be adjusted as of any date on which the Conversion Price is adjusted. The adjusted Share Prices will equal the Share Prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which is the Conversion Price as so adjusted and the denominator of which is the Conversion Price immediately prior to the adjustment to the Conversion Price. In addition, the number of Additional Shares in the table will be subject to adjustment in a manner corresponding to the adjustments made in the Conversion Price.

(ii)   The exact Share Price and Effective Date may not be set forth in the table above, in which case:

(A)  If the Share Price is between two Share Price amounts in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares to be received for each Convertible Preference Share will be determined by a straight-line interpolation between the number of Additional Shares to be received for each Convertible Preference Share set forth for the higher and lower Share Price amounts and the two Effective Dates, as applicable, based on a 365-day year.

(B)   If the Share Price is in excess of US$200.00 per share (subject to adjustment as per the table above), no Additional Shares will be issued upon conversion of the Convertible Preference Shares.

(C)   If the Share Price is less than or equal to US$65.86 per share (subject to adjustment as per the table above), no Additional Shares will be issued upon conversion of the Convertible Preference Shares.

Notwithstanding the foregoing, in no event will the total number of common shares issuable upon conversion of the Convertible Preference Shares above exceed 1.5184 Common Shares per US$100 Liquidation Preference per Convertible Preference Share, subject to adjustment pursuant to Section 7.

5.     Voting.

(a)   The Convertible Preference Shares shall have no voting rights except as set forth below or in the Bye-Laws or as otherwise required by Bermuda law from time to time:

(i)    If and whenever at any time or times a Voting Rights Triggering Event occurs, then the holders of Convertible Preference Shares, voting as a single class with any other series of preference shares having similar voting rights that are exercisable (the “Voting Rights Class”), will be entitled at the next annual general or special general meeting to elect two directors to the Board of Directors. Upon the election of any such additional directors, the number of directors that comprise the Board of Directors may be increased by such number of additional directors.

(ii)   Such voting rights may be exercised at a special general meeting of the holders of shares including the Convertible Preference Shares comprising the Voting Rights Class, called as hereinafter provided, or at any general meeting held for the purpose of electing directors until such time as all dividends in arrears on the Convertible Preference Shares shall have been paid in full, at which time or times such voting rights shall terminate. The Company will facilitate the election or appointment of these two directors in a manner consistent with the Bye-laws and applicable law.  The terms of the directors so elected will be determined in accordance with the Bye-laws.  If such voting rights terminate before such directors’ term of office would otherwise expire, the Board of Directors may ask such directors to tender their resignation as directors upon termination of such voting rights.

(iii)  At any time when such voting rights shall have vested in holders of shares including the Convertible Preference Shares comprising the Voting Rights Class, the Chairman of the Company or the Board of Directors may call, and, upon written request of the record holders of shares representing at least twenty-five percent (25%) of the voting power of the shares then comprising the Voting Rights Class, addressed to the Secretary of the Company, the Board of Directors shall call a special general meeting of the holders of shares then comprising the Voting Rights Class. Such meeting shall be convened, and notice thereof shall be given, in accordance with the Bye-Laws. Notwithstanding the provisions of this Section 5(a)(iii), no such special general meeting shall be called during a period within the 60 days immediately preceding the date fixed for the next annual general meeting of shareholders, in which such case, the election of directors pursuant to Section 5(a)(i) shall be held at such annual general meeting of shareholders.

(iv)  At any meeting held for the purpose of electing directors at which the holders of shares including the Convertible Preference Shares comprising the Voting Rights Class shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then issued and outstanding shares comprising the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. The affirmative vote of the holders of Convertible Preference Shares constituting a majority of the Convertible Preference Shares present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

(v)   For so long as the foregoing voting rights are vested in the holders of the Convertible Preference Shares, any vacancy in respect of any director elected pursuant to the voting rights created under this Section 5(a) shall be filled only by vote of the holders of shares including the Convertible Preference Shares comprising the Voting Rights Class at a special general meeting called in accordance with the procedures set forth in this Section 5, or, if no such special general meeting is called, at the next annual general meeting of shareholders.

(vi)  So long as any Convertible Preference Shares remain issued and outstanding, unless a greater percentage shall then be required by law, the affirmative vote or consent of the holders of at least 66% of the issued and outstanding Convertible Preference Shares voting or consenting, as the case may be, separately as one class, will be required for amendments to the Company’s memorandum of association, the Bye-Laws or this Certificate of Designation that would vary adversely the specified rights, preferences, privileges or voting rights of holders of Convertible Preference Shares.

(vii) In exercising the voting rights set forth in this Section 5(a) or Section 5(c), the Bye-Laws or otherwise under Bermuda law, each Convertible Preference Share shall be entitled to one vote.

(b)   The Company may authorize or increase the authorized amount of Common Shares or undesignated preference shares, or create or issue any class or series of Parity Shares or Junior Shares, without the consent of the holders of Convertible Preference Shares, and in taking such actions the Company shall be deemed not to have varied adversely the rights, preferences, privileges or voting rights of holders of Convertible Preference Shares.

(c)   So long as any Convertible Preference Shares remain issued and outstanding the affirmative vote or consent of the holders of at least 66% of the issued and outstanding Convertible Preference Shares voting or consenting, as the case may be, separately as one class, will be required to authorize, increase the authorized amount of, or issue any class or series of Senior Shares.

6.     Liquidation Rights.

(a)   In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary of involuntary, each holder of Convertible Preference Shares shall be entitled to receive and to be paid, out of the assets of the Company available for distribution to its shareholders, the Liquidation Preference, in preference to the holders of, and before any payment or distribution is made on, any Junior Shares, including, without limitation, on any Common Shares.

(b)   Neither the sale, conveyance, exchange or transfer (for cash, shares, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger, amalgamation or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 6.

(c)   After the payment to the holders of the Convertible Preference Shares of the Liquidation Preference provided for in this Section 6, the holders of Convertible Preference Shares shall have no right or claim to any of the remaining assets of the Company.

(d)   In the event the assets of the Company available for distribution to the holders of Convertible Preference Shares upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 6(a), no such distribution shall be made on account of any Parity Shares upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the Convertible Preference Shares, ratably, in proportion to the full distributable amounts for which holders of the Convertible Preference Shares and the Parity Shares are entitled upon such liquidation, dissolution or winding-up.

7.     Conversion.

(a)   Each holder of Convertible Preference Shares shall have the right, at its option, exercisable at any time and from time to time from the Issue Date to convert, subject to the terms and provisions of this Section 7, and subject to the Company being able to complete such transactions in compliance with applicable law, any or all of such holder’s Convertible Preference Shares. In such case, such converted Convertible Preference Shares shall be converted into such whole number of fully paid and non-assessable Common Shares as is equal, subject to Section 7(g), to the product of the number of Convertible Preference Shares being so converted multiplied by the quotient of (i) the Liquidation Preference divided by (ii) the Conversion Price (as defined below) then in effect.

The conversion right of a holder of Convertible Preference Shares shall be exercised by the holder by the surrender to the Company of the certificates representing shares to be converted at any time during usual business hours at its principal place of business or the offices of its duly appointed Transfer Agent to be maintained by it, accompanied by written notice to the Company in the form of Exhibit B that the holder elects to convert all or a portion of the Convertible Preference Shares represented by such certificate and specifying the name or names (with address) in which a certificate or certificates for Common Shares are to be issued and (if so required by the Company or its duly appointed Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or its duly appointed Transfer Agent duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(i) . Immediately prior to the close of business on the date of receipt by the Company or its duly appointed Transfer Agent of notice of conversion of Convertible Preference Shares, each converting holder of Convertible Preference Shares shall become the holder of record of the Common Shares into which such holder’s Convertible Preference Shares are convertible notwithstanding that certificates representing such Common Shares shall not then be actually delivered to such holder. On the date of any conversion, all rights with respect to the Convertible Preference Shares so converted, including the rights, if any, to receive notices, will terminate, except for the rights of holders thereof to (i) receive certificates for the number of Common Shares into which such Convertible Preference Shares have been converted and cash, in lieu of any fractional shares as provided in Section 7(f); and (ii) exercise the rights to which they are entitled as holders of Common Shares.

(b)   If the last day for the exercise of the conversion right shall not be a Business Day, then such conversion right may be exercised on the next preceding Business Day.

(c)   The Conversion Price shall be subject to adjustment as follows:

(i)    In case the Company shall at any time or from time to time (A) pay a dividend (or other distribution) payable on the Common Shares in Common Shares of the Company (other than the issuance of Common Shares in connection with the conversion of preference shares); (B) subdivide the issued and outstanding Common Shares into a larger number of Common Shares; (C) consolidate or combine the issued and outstanding Common Shares into a smaller number of Common Shares; (D) issue any Common Shares in a reclassification of the Common Shares; or (E) pay a dividend or make a bonus issue or distribution to all holders of Common Shares (other than a dividend or bonus issue or distribution subject to Section 7(c)(ii)) pursuant to a shareholder rights plan, “poison pill” or similar arrangement and excluding dividends payable on the Convertible Preference Shares then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the holder of any Convertible Preference Shares thereafter surrendered for conversion shall be entitled to receive the number of Common Shares that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such Convertible Preference Shares been converted into Common Shares immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7(c)(i) shall become effective retroactively (x) in the case of any such dividend or bonus issue or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Shares entitled to receive such dividend or bonus issue or distribution or (y) in the case of any such subdivision, consolidation, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(ii)   In case the Company shall at any time or from time to time issue to all holders of its Common Shares rights, options or warrants entitling the holders thereof to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for Common Shares) at a price per share less than the Market Value for the period ending on the date of issuance (treating the price per share of any security convertible or exchangeable or exercisable into Common Shares as equal to (A) the sum of the price paid to acquire such security convertible, exchangeable or exercisable into Common Shares plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Common Shares divided by (B) the number of Common Shares into which such convertible, exchangeable or exercisable security is initially convertible, exchangeable or exercisable), other than (i) issuances of such rights, options or warrants if the holder of Convertible Preference Shares would be entitled to receive such rights, options or warrants upon conversion at any time of Convertible Preference Shares into Common Shares and (ii) issuances that are subject to certain triggering events (until such time as such triggering events occur), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to the record date of such issuance by a fraction (y) the numerator of which shall be the sum of the number of Common Shares issued and outstanding on such record date plus the number of additional Common Shares issued or to be issued upon or as a result of the issuance of such rights, options or warrants (or the maximum number into or for which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (z) the denominator of which shall be the sum of the number of Common Shares issued and outstanding on such record date plus the number of Common Shares which the aggregate consideration for the total number of such additional Common Shares so issued (or into or for which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised plus the aggregate amount of any additional consideration initially payable upon the conversion, exchange or exercise of such security) would purchase at the Market Value for the period ending on the date of conversion; provided, that if the Company distributes rights or warrants (other than those referred to above in this subparagraph (c)(ii)) pro rata to the holders of Common Shares, so long as such rights or warrants have not expired or been redeemed by the Company, (y) the holder of any Convertible Preference Shares surrendered for conversion shall be entitled to receive upon such conversion, in addition to the Common Shares then issuable upon such conversion (the “Conversion Shares”), a number of rights or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the “Distribution Date”), the same number of rights or warrants to which a holder of a number of Common Shares equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants and (ii) if such conversion occurs after the Distribution Date, the same number of rights or warrants to which a holder of the number of Common Shares into which such Convertible Preference Shares were convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such Convertible Preference Shares been converted immediately prior to such Distribution Date in accordance with the terms and provisions applicable to the rights and warrants and (z) the Conversion Price shall not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

(iii)  In case the Company shall at any time make a distribution, by dividend or otherwise, to all holders of its Common Shares consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (E) of paragraph (c)(i) above and cash distributed upon a merger, amalgamation or consolidation to which paragraph 7(g) below applies) in an amount per share of Common Shares that, when combined with the per share amounts of all other all-cash distributions to all holders of Common Shares made within the 90-day period ending on the record date for the distribution giving rise to an adjustment pursuant to this Section 7(c)(iii), exceeds US$0.16 per share of Common Shares (the “Dividend Threshold Amount”), then the Conversion Price will be adjusted by multiplying:

(A)  the Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Shares entitled to receive such distribution by

(B)   a fraction, the numerator of which will be the Market Value of a Common Share of the Company on the date on which “ex-dividend trading” commences for such a distribution minus the amount of cash per Common Share so distributed in excess of the Dividend Threshold Amount for which an adjustment has not otherwise been made pursuant to this Section 7(c)(iii) and the denominator of which will be the Market Value of a Common Share on the date on which “ex-dividend trading” commences for such a distribution. For the purposes of this paragraph, “ex-dividend trading” means the first date on which the Common Shares trade on the applicable exchange or market without the right to receive the applicable distribution.

Subject to Section 7(d), such adjustment shall become effective immediately after the record date for the determination of holders of Common Shares entitled to receive the distribution giving rise to an adjustment pursuant to this Section 7(c)(iii). The Dividend Threshold Amount is subject to adjustment under the same circumstances under which the Conversion Price is subject to adjustment pursuant to Section 7(c)(i) or Section 7(c)(ii). If an adjustment is required to be made under this Section 7(c)(iii) as a result of a cash dividend in any quarterly period that exceeds the Dividend Threshold Amount, the adjustment will be based upon the amount by which the distribution exceeds the Dividend Threshold Amount (the “Dividend Increase”). If an adjustment is required to be made under this Section 7(c)(iii) other than as a result of a quarterly dividend, the adjustment will be based upon the full amount of the dividend increase. Notwithstanding the foregoing, in no event will the Conversion Price be less than US$65.86, subject to adjustment as set forth in this Section 7(c).

(iv)  In case the Company at any time or from time to time shall take any action affecting its Common Shares (it being understood that the issuance or sale of Common Shares (or securities convertible into or exchangeable for Common Shares, or any options, warrants or other rights to acquire Common Shares) to any Person at a price per share less than the Conversion Price then in effect shall not be deemed such an action), other than an action described in any of Section 7(c)(i) through Section 7(c)(iii), inclusive, or Section 7(g), then the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines to be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the Convertible Preference Shares).

(v)   In case the Company or any of its subsidiaries shall at any time complete a tender or exchange offer for the Company’s Common Shares that involves an aggregate consideration that, together with (a) any cash and other consideration payable in a tender or exchange offer by the Company or any of its subsidiaries for Common Shares of the Company expiring within the then-preceding 12 months in respect of which no adjustment has been made and (b) the aggregate amount of any such all-cash distributions referred to in Section 7(c)(iii) to all holders of the Company’s Common Shares within the preceding 12 months in respect of which no adjustments have been made, exceeds 15% of the market capitalization of the Company on the expiration of such tender offer.

(vi)  In case the Company makes a distribution to all holders of Common Shares consisting of evidences of indebtedness, shares other than Common Shares or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in the preceding items).

(vii) Notwithstanding anything herein to the contrary, no adjustment under this Section 7(c) need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1.0% of such Conversion Price, provided that with respect to adjustments to be made to the Conversion Price in connection with cash dividends paid by the Company, the Company will make such adjustments, regardless of whether such aggregate adjustments amount to 1.0% or more of the Conversion Price, no later than March 1 of each calendar year.

(viii)             The Company reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers advisable in order that any event treated for U.S. federal income tax purposes as a dividend of shares or share rights will not be taxable to the recipients. In the event the Company elects to make such a reduction in the Conversion Price, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations under the Exchange Act if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

(d)   If the Company shall take a record of the holders of its Common Shares for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to shareholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

(e)   Upon any increase or decrease in the Conversion Price, then, and in each such case, the Company promptly shall deliver to each holder of Convertible Preference Shares a certificate signed by an Officer, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

(f)    No fractional shares or securities representing fractional Common Shares shall be issued upon the conversion of any Convertible Preference Shares, whether voluntary or mandatory, or in respect of dividend payments on the Convertible Preference Shares made in Common Shares. If more than one Convertible Preference Share shall be surrendered for conversion at one time by the same holder, the number of Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate Liquidation Preference of the Convertible Preference Shares so surrendered. If the conversion of any Convertible Preference Shares results in a fraction, an amount equal to such fraction of the Closing Sale Price at the close of business on the Trading Day next preceding the date of conversion, shall be paid to such holder in cash by the Company.

(g)   In the event of any reclassification of issued and outstanding Common Shares (other than a change in par value, or from par value to no par value, or from no par value to par value), or in the event of any consolidation, amalgamation or merger of the Company with or into another Person or any consolidation, merger or amalgamation of another Person with or into the Company (other than a consolidation, amalgamation or merger in which the Company is the continuing, resulting or surviving Person and which does not result in any reclassification or change of issued and outstanding Common Shares), or in the event of any sale or other disposition to another Person of all or substantially all of the assets of the Company (computed on a consolidated basis) (any of the foregoing, a “Transaction”), each Convertible Preference Share then issued and outstanding shall, without the consent of any holder of Convertible Preference Shares, become convertible at any time, at the option of the holder thereof, only into the kind and amount of securities (of the Company or another issuer), cash and other property receivable upon such Transaction by a holder of the number of Common Shares into which such Convertible Preference Shares could have been converted immediately prior to such Transaction, after giving effect to any adjustment event. The provisions of this Section 7(g) and any equivalent thereof in any such securities similarly shall apply to successive Transactions. The provisions of this Section 7(g) shall be the sole right of holders of Convertible Preference Shares in connection with any Transaction and, subject to applicable law, such holders shall have no separate vote thereon.

(h)   The Company shall at all times reserve and keep available for issuance upon the conversion of the Convertible Preference Shares such number of its authorized but unissued Common Shares as will from time to time be sufficient to permit the conversion of all issued and outstanding Convertible Preference Shares, and shall use its best efforts to take all action required to increase the authorized number of Common Shares if at any time there shall be insufficient unissued Common Shares to permit such reservation or to permit the conversion of all issued and outstanding Convertible Preference Shares.

(i)    The issuance or delivery of certificates for Common Shares upon the conversion of Convertible Preference Shares shall be made without charge to the converting holder of Convertible Preference Shares for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the Convertible Preference Shares converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the Convertible Preference Shares converted, and the Company shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

8.     Mandatory Conversion.

(a)   At any time on or after December 1, 2011, the Company may, at its option, cause the Convertible Preference Shares to be automatically converted into Common Shares at the Conversion Price pursuant to this Section 8(a) if the closing price of the Common Shares equals or exceeds 130% of the Conversion Price then in effect for at least 20 Trading Days in any consecutive 30-day trading period on the NYSE (or such other national or regional securities exchange or the principal other U.S. market on which the Common Shares are then traded), including the last Trading Day of such 30-Trading Day period, ending on the Trading Day prior to the Company’s issuance of a press release announcing the mandatory conversion as described in Section 8(b).

(b)   To exercise the mandatory conversion right described in Section 8(a), the Company must issue a press release prior to the opening of business on the first Trading Day following any date on which the conditions described in Section 8(a) are met, announcing such a mandatory conversion. The Company shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the record holders of Convertible Preference Shares (not more than four Business Days after the date of the press release) of the mandatory conversion announcing the Company’s intention to convert the Convertible Preference Shares. The conversion date will be a date selected by the Company (the “Mandatory Conversion Date”) and will be no more than ten days after the date on which the Company issues the press release described in this Section 8(b).

(c)   In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 8(b) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of Common Shares to be issued upon conversion of each Convertible Preference Share; (iii) the number of Convertible Preference Shares to be converted; and (iv) that dividends on the Convertible Preference Shares to be converted will cease to accrue on the Mandatory Conversion Date.

(d)   On and after the Mandatory Conversion Date, dividends will cease to accrue on the Convertible Preference Shares called for a mandatory conversion pursuant to Section 8(a) and all rights of holders of such Convertible Preference Shares will terminate, except for the right to receive the Common Shares into which the Convertible Preference Shares are convertible and cash in lieu of any fractional Common Shares in accordance with Section 7(f). The dividend payment with respect to the Convertible Preference Shares called for a mandatory conversion pursuant to Section 8(a) on a date during the period between the close of business on any Dividend Record Date to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such Convertible Preference Share on such Dividend Record Date if such Convertible Preference Share has been converted after such Dividend Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion pursuant to Section 8(a), no payment or adjustment will be made upon conversion of Convertible Preference Shares for Accrued Dividends or for dividends with respect to the Common Shares issued upon such conversion.

(e)   The Company may not authorize, issue a press release or give notice of any mandatory conversion pursuant to Section 8(a) unless, prior to giving the conversion notice, all Accumulated Dividends on the Convertible Preference Shares for periods ended prior to the date of such conversion notice shall have been paid.

(f)    In addition to the mandatory conversion right described in Section 8(a), if there are fewer than 250,000 Convertible Preference Shares issued and outstanding, the Company shall have the right, at any time on or after December 1, 2011, at its option, to cause the Convertible Preference Shares to be automatically converted into that number of Common Shares equal to the quotient of (i) the Liquidation Preference divided by (ii) the lesser of (A) the Conversion Price then in effect and (B) the Market Value for the period ending on the second Trading Day immediately prior to the Mandatory Conversion Date, with any resulting fractional Common Shares to be settled in cash in accordance with Section 7(f). The provisions of clauses (b), (c), (d) and (e) of this Section 8 shall apply to any mandatory conversion pursuant to this clause (f); provided that (i) the Mandatory Conversion Date described in Section 8(b) shall not be fewer than 15 days nor more than 30 days after the date on which the Company issues a press release pursuant to Section 8(b) announcing such mandatory conversion and (ii) the press release and notice of mandatory conversion described in Section 8(c) will not state the number of Common Shares to be issued upon conversion of each Convertible Preference Share.

(g)   Notwithstanding any other provision of this Certificate of Designation, any delivery of Common Shares issuable upon conversion of Convertible Preference Shares may be effected by way of share repurchase and issuance, reclassification, bonus issue, share consolidation, share subdivision or any other manner permitted by law, and any delivery of Common Shares in payment of any dividend may be effected by bonus issue or in any other manner permitted by law.

9.     Consolidation, Amalgamation, Merger and Sale of Assets.

(a)   The Company, without the consent of the holders of any of the issued and outstanding Convertible Preference Shares voting separately as a class, may consolidate or amalgamate with or merge into any other Person or convey, transfer or lease all or substantially all its assets to any Person or may permit any Person to consolidate or amalgamate with or merge into, or transfer or lease all or substantially all its properties to, the Company; provided, however, that (a) the continuing company, successor, transferee or lessee is incorporated or organized under the laws of Bermuda, the United States or any political subdivision thereof, any full member state of the European Union, Canada or any political subdivision thereof, Australia or Switzerland; (b) the Convertible Preference Shares will become shares of such continuing company, successor, transferee or lessee, having in respect of such continuing company, successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon that the Convertible Preference Shares had immediately prior to such transaction; and (c) the Company delivers to the Transfer Agent an Officers’ Certificate and an Opinion of Counsel stating that such transaction complies with this Certificate of Designation. The foregoing transactions shall be deemed not to vary adversely the rights of the holders of Convertible Preference Shares.

(b)   Upon any consolidation or amalgamation by the Company with, or merger by the Company into, any other person or any conveyance, transfer or lease of all or substantially all the assets of the Company as described in Section 9(a), the continuing company or successor resulting from such consolidation or amalgamation or into which the Company is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Convertible Preference Shares, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Convertible Preference Shares.

10.   Certificates.

(a)   Form and Dating. The Convertible Preference Shares and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Convertible Preference Shares certificate may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Convertible Preference Shares certificate shall be dated the date of its authentication. The terms of the Convertible Preference Shares certificate set forth in Exhibit A are part of the terms of this Certificate of Designation.

(i)    Global Convertible Preference Shares. The Convertible Preference Shares shall, upon issue, be represented initially in the form of one or more fully registered global certificates with the global securities legend set forth in Exhibit A hereto (the “Global Convertible Preference Shares”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of DTC or a nominee of DTC, duly executed by the Company and authenticated by the Transfer Agent as hereinafter provided. The number of Convertible Preference Shares represented by Global Convertible Preference Shares may from time to time be increased or decreased by adjustments made on the register of members of the Company and recorded, as appropriate, on the records of the Transfer Agent and DTC or its nominee as hereinafter provided.

(ii)   Book-Entry Provisions. In the event Global Convertible Preference Shares are deposited with or on behalf of DTC, the Company shall execute and the Transfer Agent shall authenticate and deliver initially one or more Global Convertible Preference Shares certificates that (a) shall be registered in the name of DTC as depository for such Global Convertible Preference Shares or the nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or pursuant to DTC’s instructions or held by the Transfer Agent as custodian for DTC.

Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Designation with respect to any Global Convertible

Preference Shares held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Convertible Preference Shares, and DTC (or its nominee) may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such Global Convertible Preference Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Convertible Preference Shares.

(iii)  Certificated Convertible Preference Shares; Certificated Common Shares. Except as provided in this paragraph 11(a) or in paragraph 11(c), owners of beneficial interests in Global Convertible Preference Shares will not be entitled to receive physical delivery of certificates representing Convertible Preference Shares in fully registered form (“Certificated Convertible Preference Shares”).

(b)   Execution and Authentication. Two Officers shall sign the Convertible Preference Shares certificate for the Company by manual or facsimile signature, under the common seal of the Company if appropriate, or a facsimile thereof.

If an Officer whose signature is on a Convertible Preference Shares certificate no longer holds that office at the time the Transfer Agent authenticates the Convertible Preference Shares certificate, the Convertible Preference Shares certificate shall be valid nevertheless.

A Convertible Preference Shares certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Convertible Preference Shares certificate. The signature shall be conclusive evidence that the Convertible Preference Shares certificate has been authenticated under this Certificate of Designation.

The Transfer Agent shall authenticate and deliver certificates for up to 6,900,000 Convertible Preference Shares for original issue upon a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company. Such order shall specify the number of Convertible Preference Shares to be authenticated and the date on which the original issue of Convertible Preference Shares is to be authenticated. The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Company to authenticate the certificates for Convertible

Preference Shares. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for Convertible Preference Shares whenever the Transfer Agent may do so. Each reference in this Certificate of Designation to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(c)   Transfer and Exchange. (i) Transfer and Exchange of Certificated Convertible Preference Shares. When Certificated Convertible Preference Shares are presented to the Transfer Agent with a request to register the transfer of such Certificated Convertible Preference Shares or to exchange such Certificated Convertible Preference Shares for an equal number of Certificated Convertible Preference Shares, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Convertible Preference Shares surrendered for transfer or exchange:

(A)  shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(B)   are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to clause (ii) or (iii) below.

(ii)   Restrictions on Transfer of Certificated Convertible Preference Shares for a Beneficial Interest in Global Convertible Preference Shares. Certificated Convertible Preference Shares may not be exchanged for a beneficial interest in Global Convertible Preference Shares except upon satisfaction of the requirements set forth below. Upon receipt by the Transfer Agent of Certificated Convertible Preference Shares, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Company and the Transfer Agent, together with written instructions directing the Transfer Agent to make an adjustment on the register of members with respect to such Global Convertible Preference Shares to reflect an increase in the number of Convertible

Preference Shares represented by the Global Convertible Preference Shares and to direct DTC to make any appropriate corresponding adjustment, then the Transfer Agent shall cancel such Certificated Convertible Preference Shares and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of Convertible Preference Shares represented by the Global Convertible Preference Shares to be increased accordingly. If no Global Convertible Preference Shares are then issued and outstanding, the Company shall issue and the Transfer Agent shall authenticate, upon written order of the Company in the form of an Officers’ Certificate, new Global Convertible Preference Shares representing the appropriate number of shares.

(iii)  Transfer and Exchange of Global Convertible Preference Shares. The transfer and exchange of Global Convertible Preference Shares or beneficial interests therein shall be effected through DTC, in accordance with this Certificate of Designation (including applicable restrictions on transfer set forth herein, if any), and the procedures of DTC therefor.

(iv)  Transfer of a Beneficial Interest in Global Convertible Preference Shares for Certificated Convertible Preference Shares.

(A)  Any Person having a beneficial interest in Convertible Preference Shares may upon request, but only with the consent of the Company, exchange such beneficial interest for Certificated Convertible Preference Shares representing the same number of Convertible Preference Shares. Upon receipt by the Transfer Agent of written instructions or such other form of instructions as is customary for DTC from DTC or its nominee on behalf of any Person having a beneficial interest in Global Convertible Preference Shares and upon receipt by the Transfer Agent of a written order or such other form of instructions as is customary for DTC, then, the Transfer Agent or DTC, at the direction of the Transfer Agent, will cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of Convertible Preference Shares represented by the Global Convertible Preference Shares to be reduced on the register of members and, following such reduction, the Company will execute and the Transfer Agent will authenticate and deliver to the transferee Certificated Convertible Preference Shares.

(B)   Certificated Convertible Preference Shares issued in exchange for a beneficial interest in a Global Convertible Preference Shares pursuant to this paragraph 10(c)(iv) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Convertible Preference Shares to the Persons in whose names such Convertible Preference Shares are so registered in accordance with the instructions of DTC.

(v)   Restrictions on Transfer and Exchange of Global Convertible Preference Shares. Notwithstanding any other provisions of this Certificate of Designation (other than the provisions set forth in paragraph 10(c)(vi)), Global Convertible Preference Shares may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

(vi)  Authentication of Certificated Convertible Preference Shares. If at any time:

(A)  DTC notifies the Company that DTC is unwilling or unable to continue as depository for the Global Convertible Preference Shares and a successor depository for the Global Convertible Preference Shares is not appointed by the Company within 90 days after delivery of such notice;

(B)   DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Convertible Preference Shares is not appointed by the Company within 90 days; or

(C)   the Company, in its sole discretion, notifies the Transfer Agent in writing that it elects to cause the issuance of Certificated Convertible Preference Shares under this Certificate of Designation, then the Company will execute, and the Transfer Agent, upon receipt of a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company requesting the authentication and delivery of Certificated Convertible Preference Shares to the Persons designated by the Company, will authenticate and deliver Certificated Convertible Preference Shares equal to the number of Convertible Preference Shares represented by the Global Convertible Preference Shares, in exchange for such Global Convertible Preference Shares.

(vii) Cancellation or Adjustment of Global Convertible Preference Shares. At such time as all beneficial interests in Global Convertible Preference Shares have either been exchanged for Certificated Convertible Preference Shares, converted or canceled, such Global Convertible Preference Shares shall be returned to DTC for cancellation or retained and canceled by the Transfer Agent. At any time prior to such cancellation, if any beneficial interest in Global Convertible Preference Shares is exchanged for Certificated Convertible Preference Shares, converted or canceled, the number of Convertible Preference Shares represented by such Global Convertible Preference Shares shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Convertible Preference Shares, by the Transfer Agent or DTC, to reflect such reduction.

(viii)             Obligations with Respect to Transfers and Exchanges of Convertible Preference Shares.

(A)  To permit registrations of transfers and exchanges, the Company shall execute and the Transfer Agent shall authenticate Certificated Convertible Preference Shares and Global Convertible Preference Shares as required pursuant to the provisions of this paragraph 10.

(B)   All Certificated Convertible Preference Shares and Global Convertible Preference Shares issued upon any registration of transfer or exchange of Certificated Convertible Preference Shares or Global Convertible Preference Shares shall be the valid securities of the Company, entitled to the same benefits under this Certificate of Designation as the Certificated Convertible Preference Shares or Global Convertible Preference Shares surrendered upon such registration of transfer or exchange.

(C)   Prior to due presentment for registration of transfer of any Convertible Preference Shares, the Transfer Agent and the Company may treat the Person in whose name such Convertible Preference Shares are registered as the absolute owner of such Convertible Preference Shares and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.

(D)  No service charge shall be made to a Holder for any registration of transfer or exchange upon surrender of any Convertible Preference Shares certificate or Common Shares certificate at the office of the Transfer Agent maintained for that purpose. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Convertible Preference Shares certificates or Common Shares certificates.

(ix)   No Obligation of the Transfer Agent.

(A)  The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Convertible Preference Shares, a member of, or a participant in DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Convertible Preference Shares or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Convertible Preference Shares. All notices and communications to be given to the Holders and all payments to be made to Holders under the Convertible Preference Shares shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Convertible Preference Shares). The rights of beneficial owners in any Global Convertible Preference Shares shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(B)   The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under applicable law with respect to any transfer of any interest in any Convertible Preference Shares (including any transfers between or among DTC participants, members or beneficial owners in any Global Convertible Preference Shares), other than to examine the same to determine substantial compliance as to form with the express requirements hereof.

(d)   Replacement Certificates. If a mutilated Convertible Preference Shares certificate is surrendered to the Transfer Agent or if the Holder of a Convertible Preference Shares certificate claims that the Convertible Preference Shares certificate has been lost, destroyed or wrongfully taken, the Company shall issue and the Transfer Agent shall countersign a replacement Convertible Preference Shares certificate if the reasonable requirements of the Transfer Agent are met. If required by the Transfer Agent or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Transfer Agent to protect the Company and the Transfer Agent from any loss which either of them may suffer if a Convertible Preference Shares certificate is replaced. The Company and the Transfer Agent may charge the Holder for their expenses in replacing a Convertible Preference Shares certificate.

(e)   Temporary Certificates. Until definitive Convertible Preference Shares certificates are ready for delivery, the Company may prepare and the Transfer Agent shall countersign temporary Convertible Preference Shares certificates. Temporary Convertible Preference Shares certificates shall be substantially in the form of definitive Convertible Preference Shares certificates but may have variations that the Company considers appropriate for temporary Convertible Preference Shares certificates. Without unreasonable delay, the Company shall prepare and the Transfer Agent shall countersign definitive Convertible Preference Shares certificates and deliver them in exchange for temporary Convertible Preference Shares certificates.

(f)    Cancellation. (i) In the event the Company shall purchase or otherwise acquire Certificated Convertible Preference Shares, the same shall thereupon be delivered to the Transfer Agent for cancellation.

(ii)   At such time as all beneficial interests in Global Convertible Preference Shares have either been exchanged for Certificated Convertible Preference Shares, converted, repurchased or canceled, such Global Convertible Preference Shares shall thereupon be delivered to the Transfer Agent for cancellation.

(iii)  The Transfer Agent and no one else shall cancel and destroy all Convertible Preference Shares certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Company unless the Company directs the Transfer Agent to deliver canceled

Convertible Preference Shares certificates to the Company. The Company may not issue new Convertible Preference Shares certificates to replace Convertible Preference Shares certificates to the extent they evidence Convertible Preference Shares which the Company has purchased or otherwise acquired.

11.   Additional Rights of Holders. [Reserved.]

12.   Other Provisions.

(a)   With respect to any notice to a holder of Convertible Preference Shares that is required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, amalgamation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

(b)   Convertible Preference Shares issued and converted shall be in compliance with the applicable requirements of Bermuda law, have the status of authorized but unissued preference the Company undesignated as to series and may, along with any and all other authorized but unissued preference shares of the Company, be designated or redesignated and issued or reissued, as the case may be, as part of any series of preference the Company, except that any issuance or reissuance of Convertible Preference Shares must be in compliance with this Certificate of Designation.

(c)   The Convertible Preference Shares shall be issuable only in whole shares.

(d)   All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.

EXHIBIT A

FORM OF CONVERTIBLE PREFERENCE SHARES
FACE OF SECURITY

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OF PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE& CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE& CO. HAS AN INTEREST HEREIN.](1)

(1)             Subject to removal if not a global security.

Certificate Number	Number of Cumulative Convertible
Perpetual Preference Shares
[•]	[•]

CUSIP NO.: [•]

4.875% Cumulative Convertible Perpetual Preference Shares
(liquidation preference US$100.00 per Cumulative
Convertible Perpetual Preference Share)
of
Bunge Limited

Bunge Limited, a limited liability company formed under the laws of Bermuda (the “Company”), hereby certifies that CEDE&CO. (the “Holder”) is the registered owner of [•] fully paid and non-assessable preference shares of the Company designated the 4.875% Cumulative Convertible Perpetual Preference Shares (liquidation preference US$100.00 per Convertible Preference Share) (the “Convertible Preference Shares”). The Convertible Preference Shares are transferable on the register of members of the Company by the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Convertible Preference Shares represented hereby are set forth in and such shares shall in all respects be subject to the provisions of the Certificate of Designation authorized November 13, 2006, as the same may be amended from time to time (the “Certificate of Designation”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation. The Company will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Convertible Preference Shares set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and by the memorandum of association and bye-laws of the Company and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these Convertible Preference Shares shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has executed this certificate this [•] day of November, 2006.

BUNGE LIMITED

By:
Name:
Title:

By:
Name:
Title:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

These are the Convertible Preference Shares referred to in the within-mentioned Certificate of Designation.

Dated:      , 2006

MELLON INVESTOR SERVICES LLC, as Transfer Agent,

By:
Authorized Signatory

REVERSE OF SECURITY

Dividends on each Convertible Preference Share shall be payable at a rate per annum set forth in the face hereof or as provided in the Certificate of Designation.

The Convertible Preference Shares shall be convertible into the Company’s Common Shares in the manner and according to the terms set forth in the Certificate of Designation.

The Company will furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the Convertible Preference Shares evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the Convertible Preference Shares evidenced hereby on the register of members of the Company. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Convertible Preference Shares Certificate)

Signature Guarantee:(2)

(2)             (Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

EXHIBIT B

NOTICE OF CONVERSION

(To be Executed by the Holder
in order to Convert the Convertible Preference Shares)

The undersigned hereby irrevocably elects to convert (the “Conversion”) 4.875% Cumulative Convertible Perpetual Preference Shares (the “Convertible Preference Shares”), represented by share certificate No(s)_______________ (the “Convertible Preference Shares Certificates”) into common shares (“Common Shares”) of Bunge Limited (the “Company”) according to the conditions of the Certificate of Designation of the Convertible Preference Shares (the “Certificate of Designation”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith the Convertible Preference Shares Certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Convertible Preference Shares Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the Common Shares issuable to the undersigned upon conversion of the Convertible Preference Shares shall be made pursuant to registration of the Common Shares under the Securities Act of 1933 (the “Act”), or pursuant to any exemption from registration under the Act.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designation.

Date of Conversion:

Applicable Conversion Price:

Number of Convertible Preference Shares to be Converted:

Number of Common Shares to be Issued:*

Signature:

Name:

Address:**

Fax No.:

*                    The Company is not required to issue Common Shares until the original Convertible Preference Shares Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Company or its Transfer Agent. The Company shall issue and deliver certificates representing its Common Shares to an overnight courier not later than three business days following receipt of the original Convertible Preference Shares Certificate(s) to be converted.

**             Address where certificates representing Common Shares and any other payments or certificates shall be sent by the Company.